As filed with the Securities and Exchange Commission on December 17, 2009
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROLOR BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-0854033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Sapir Street
Weizmann, Science Park
Nes-Ziona, Israel, 74140

 (Address of principal executive offices)

Modigene Inc. 2005 Stock Incentive Plan
Modigene Inc. 2007 Equity incentive Plan

(Full title of the plan)

Shai Novik
President
3 Sapir Street, Weizmann
Science Park
Nes-Ziona, Israel, 74140
(866) 644-7811

(Telephone number, including area code, of agent for service)

Copies to:
Robert L. Grossman, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated Filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.00001 per share (Reserved for issuance under the Modigene Inc. 2005 Stock Incentive Plan (the “2005 Plan”)).	2,244,923	$0.65 - $1.43	$2,327,555	$129.88
Common Stock, par value $0.00001 per share (Reserved for issuance under the Modigene Inc. 2007 Equity Incentive Plan (the “2007 Plan”)).	6,000,000	$0.65 - $2.50	$7,817,121	$436.20
Totals	8,244,923	-	$10,144,676	$566.07

(1)
Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.00001 par value per share (“Common Stock”), of PROLOR Biotech, Inc. (the “Registrant”) which become issuable under each of the 2005 Plan and the 2007 Plan (together, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with:  (i) Rule 457(h) of the Securities Act on the basis of the per share strike prices of $0.65, $0.879, $0.90, $0.93, $1.3185, $1.50, $2.00 and $2.50, in respect of 375,500, 1,265,474, 1,950,000, 25,000, 435,146, 130,500, 475,000 and 148,819 shares, respectively, of Common Stock registered hereunder that are issuable upon exercise of outstanding options previously granted under the Plans; and (ii) Rule 457(c) of the Securities Act based on the average of the high and low bid and asked prices of a share of Common Stock as reported on the OTC Bulletin Board on December 11, 2009 with respect to an aggregate of 3,439,484 shares of Common Stock registered hereunder that are subject to future grants under the Plans.

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the United States Securities and Exchange Commission (the “Commission”) by PROLOR Biotech, Inc., a Nevada corporation (f/k/a Modigene Inc., the “Company”), are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 16, 2009;

(b)	The Company’s Definitive Proxy Statement for its 2009 Annual Meeting of Stockholders, filed with the Commission on April 21, 2009;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 14, 2009;

(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 14, 2009;

(e)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Commission on November 13, 2009;

(f)
The Company’s Current Reports on Form 8-K, filed with the Commission on April 27, 2009, May 28, 2009, June 12, 2009 and July 24, 2009 (not including any information furnished under Items 2.02, 7.01 or 9.01 of any such Form 8-K); and

(g)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Commission File No. 000-52691) filed with the Commission on June 19, 2007 and any amendments to such Registration Statement filed subsequently thereto, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Subject to authorization by the Company’s board of directors upon its determination that an Indemnified Party (as defined below) has met the applicable standard of conduct, the Company’s bylaws require that the Company indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another entity (any such person, an “Indemnified Person”), against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Further, the Company shall indemnify each Indemnified Person in respect of actions by or in the right of the Company; provided, however, that, with limited, court-determined exceptions, the Company shall not indemnify any such Indemnified Person in any such action if such person is adjudged liable for gross negligence or willful misconduct in the performance of such person’s duty to the Company.

Additionally, subject to the board of directors’ authorization as described above, expenses incurred by an Indemnified Person shall be paid by the Company at any time or from time to time in advance of the final disposition of any above-described  action, suit or proceeding upon the Company’s receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount unless it shall ultimately be found that the Company is authorized under the bylaws to pay such amount.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See “Exhibit Index” on page II-6 below.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nes-Ziona, State of Israel, on December 16, 2009.

PROLOR BIOTECH, INC.

By:	/s/ Shai Novik
Name:	Shai Novik
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Abraham (Avri) Havron and Shai Novik his or her true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Abraham Havron Abraham (Avri) Havron	Chief Executive Officer (Principal Executive Officer) and Director	December 16, 2009

/s/ Steve Schaeffer Steve Schaeffer	Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2009

/s/ Shai Novik Shai Novik	President and Director	December 16, 2009

Fuad Fares	Director

/s/ Dr. Phillip Frost, M.D. Dr. Phillip Frost, M.D.	Director	December 16, 2009

/s/ Jane H. Hsiao, Ph.D MBA Jane H. Hsiao, Ph.D. MBA	Director	December 16, 2009

Adam Stern	Director

Marian Gorecki	Director

/s/ Steven D. Rubin Steven D. Rubin	Director	December 16, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Articles of Incorporation of the Company, as amended, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 14, 2009 and incorporated by reference herein.

4.2
Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 27, 2008 and incorporated by reference herein.

4.3
Certificate of Designation of 10.0% Series B Cumulative Convertible Preferred Stock, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 24, 2009 and incorporated by reference herein.

4.4	Amended and Restated Bylaws of the Company, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on may 14, 2007 and incorporated by reference herein.

5.1	Opinion of Greenberg Traurig, LLP

10.1	Modigene Inc. 2005 Stock Incentive Plan., filed as Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed with the SEC on May 14, 2007 and incorporated by reference herein.

10.2
Modigene Inc. 2007 Equity Incentive Plan, together with the First Amendment to the Modigene Inc. 2007 Equity Incentive Plan, filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-KSB, filed with the SEC on March 31, 2008 and incorporated by reference herein.

10.3
Second Amendment to the Modigene Inc. 2007 Equity Incentive Plan, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 28, 2009 and incorporated by reference herein.

23.1	Consent of Yarel + Partners, Independent Registered Public Accounting Firm.

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages hereto).